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                                                                    EXHIBIT 99.2

PRESS RELEASE

CAPITAL AUTOMOTIVE REIT SIGNS DEFINITIVE MERGER AGREEMENT TO BE
ACQUIRED FOR $38.75 PER COMMON SHARE

MCLEAN, VA., SEPTEMBER 6, 2005 -- Capital Automotive REIT (Nasdaq: CARS), the nation's leading specialty finance company for automotive retail real estate, today announced the signing of a definitive merger agreement to be acquired by clients advised by DRA Advisors LLC.

Under the terms of the agreement, holders of the Company's common shares will receive $38.75 per share payable in cash upon the closing of the merger and will thereafter cease to be shareholders of the Company. The per share purchase price represents a 9.0% premium over the Company's closing share price on September 2, 2005 and an 8.6% premium over the prior ten trading day average share price. The total transaction value is approximately $3.4 billion, including the assumption of Company indebtedness and preferred shares. The Company will continue to pay regular quarterly dividends on the Company's common shares and operating partnership units up to the closing of the transaction. There will be no pro rated dividend for the quarter in which the closing occurs. If the closing occurs prior to February 7, 2006, which is the Company's previously scheduled record date for the fourth quarter of 2005, the public shareholders will not receive the dividend for the fourth quarter of 2005. If the closing occurs on or after February 7, 2006, the public shareholders will receive the dividend for the fourth quarter of 2005.

The Company's Series A and Series B Cumulative Redeemable Preferred Shares will remain issued and outstanding after the closing as preferred shares of the Company as the surviving REIT. The Company will continue to pay the required quarterly dividends on the preferred shares. The acquiror has indicated that it may delist all of the Company's preferred shares from the Nasdaq National Market following the closing of the transaction and does not plan to seek to list the preferred shares on another trading market. Therefore, it cannot be assured that an active trading market for the preferred shares will continue to exist after the closing of the transaction.

The closing of the transaction, which is currently expected to occur in late 2005 or early 2006, is subject to the approval of the Company's common shareholders and other customary closing conditions. The transaction is not subject to any financing conditions.

Holders of common limited partnership interests in Capital Automotive L.P., the Company's operating partnership, will be given the choice of either receiving $38.75 per unit in cash or continuing their interest in the operating partnership indirectly through a membership interest in an affiliate of DRA.

Thomas D. Eckert, the Company's President and Chief Executive Officer, stated "The Capital Automotive Board of Trustees has unanimously approved this transaction and will recommend its approval to our shareholders. We strongly believe that this transaction provides substantial value to our shareholders and is in their best interests. We are confident that our tenants will also be well-served by our ability to pursue our business strategy as a private company and by the resources and experience that DRA possesses."

Brian Summers, Managing Director of DRA, added "We and our investors are enthusiastic about partnering with the Capital Automotive team to grow this dynamic specialty retail segment. Our collective energy will be focused on continuing to build tenant relationships by providing the same responsive service that is a hallmark of the Company."

Wachovia Securities acted as the Company's financial advisor in connection with the proposed transaction, and Latham & Watkins LLP acted as legal counsel to the Company. Blank Rome LLP acted as legal counsel to DRA.

Shareholder approval will be solicited by the Company by means of a proxy statement, which will be mailed to the Company's shareholders upon the completion of the required Securities and Exchange Commission filing and review process.


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ABOUT CAPITAL AUTOMOTIVE

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust. The Company's primary strategy is to acquire real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company's website at http://www.capitalautomotive.com.

ABOUT DRA ADVISORS LLC

DRA Advisors LLC, founded in 1986, is a New York-based registered investment advisor specializing in real estate investment management services for institutional and private investors, including pension funds, university endowments, foundations and insurance companies. Additional information about DRA can be found on its website at http://www.draadvisors.com.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the proposed merger, the Company will file relevant materials with the Securities and Exchange Commission, including a proxy statement. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED ITEMS. The proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission's website at http://www.sec.gov. Shareholders are urged to read the proxy statement and other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

The executive officers and trustees of the Company have interests in the proposed merger, some of which may differ from, or may be in addition to, those of the Company's shareholders generally. In addition, the Company and its executive officers and trustees may be deemed to be participating in the solicitation of proxies from the security holders of the Company in connection with the proposed merger. Information about the executive officers and trustees of the Company, their relationship with the Company and their beneficial ownership of Company securities is set forth in the proxy statement for the Company's 2005 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 1, 2005. Shareholders may obtain additional information regarding the direct and indirect interests of the Company and its executive officers and trustees in the proposed merger by reading the proxy statement regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such jurisdiction.

FORWARD-LOOKING STATEMENTS

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include the possibility that the proposed merger may not be consummated on the terms described in this release, or at all; that difficulties in satisfying closing conditions could result in the closing of the proposed merger being delayed beyond current estimates; the fact that material litigation against the Company could be brought which could result in the Company incurring significant expenses; the possibility that the intended benefits of the proposed merger may not be fully realized; risks that the Company's tenants will not pay rent; risks related to the mortgage loans in the Company's portfolio, such as the risk that its borrowers will not pay the principal or interest or otherwise default, the level of interest income generated by the mortgage loans, the market value of the mortgage loans and of the properties securing the loans, and provisions of federal, state and local law that may delay or limit the Company's ability to enforce its rights against a borrower or guarantor in the event of a default under a loan; risks related to the Company's reliance on a small number of dealer groups for a significant portion of its revenue; risks of financing, such as increases in interest rates, the Company's ability to meet existing financial covenants, to maintain its investment-grade senior unsecured debt ratings, and to consummate planned and additional financings on terms that


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are acceptable to the Company; risks that its growth will be limited if the
Company cannot obtain additional capital or refinance its maturing debt; risks that planned and additional real estate investments may not be consummated; risks that competition for future real estate investments could result in less favorable terms for the Company; risks relating to the automotive industry, such as the ability of the Company's tenants to compete effectively in the automotive retail industry or operate profitably and the ability of its tenants to perform their lease obligations as a result of changes in any manufacturer's production, supply, vehicle financing, incentives, warranty programs, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; risks related to the Company's financing of new construction and improvements; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to the Company's status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to its status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 8-K/A filed on March 11, 2005, its annual report on Form 10-K and its quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

CONTACT INFORMATION

David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302